Exhibit 107

Filing Fee Calculation Table
Form S-8
(Form Type)

UNION BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $2.00 per share	Rules 457(c) and 457(h)(2)	100,000(3)	$26.02(2)	$2,602,000(2)	$0.0000927	$241.21
Total Offering Amounts					$2,602,000		$241.21
Total Fee Offsets							—
Net Fee Due							$241.21
____________________
(1)Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Union Bankshares, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock.

(2)Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high ($26.15) and low ($25.89) sales prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on July 21, 2022, which date is within five business days prior to the date of filing of this Registration Statement.

(3)Represents 100,000 shares of the Registrant’s Common Stock issuable pursuant to the Plan.